UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 20, 2009 (March 16, 2009)

INTERMOST CORPORATION
(Exact name of Registrant as specified in its charter)

Wyoming	0-3430	87-0418721
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 5204, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  86-755-8221-0238

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into (Amendment of) a Material Definitive Agreement.

On March 16, 2009 our Board of directors ratified an amendment to our Joint Venture Agreement with certain investors, under which we transferred certain subsidiaries to a newly formed joint venture corporation in consideration for stock in the joint venture corporation and certain investment into the joint venture corporation.

The investors who are signatories to the Joint Venture Agreement include Fang Mingdong, Fang Jinkui, Guo Lancheng, Zhuang Hengheng, Pan Xiaolin, Deng Xiangjuan, Lee Siu Chow, Hon Ngai, Cheung Yim, and Wu Ngan.  A principle in the joint venture is Deng Xiang Xiong, our former acting Chief Executive Officer from August 8, 2006 to June 13, 2007, and a former director of ours.

Under the Amendment Agreement we extended the term of the Joint Venture Agreement indefinitely, to be terminable by either us or the Investors representing more than half of the invested amount, on not less than 180 days notice; ensured that the Joint Venture would convene a duly called and validly noticed general meeting of its shareholders; ensured receipt of the invested amounts; ensured compliance with the Joint Venture Agreement; ensured that required distributions have been made and that certain financial statements would be provided; and agreed to distribute certain shares of stock on the joint venture corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 16, 2009		INTERMOST CORPORATION

	By:	/S/ Rocky Wulianghai
Rocky Wulianghai, President and Chief Executive Officer